UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2019

BioAdaptives Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware                                               000-54949                                                46-2592228

(State or other jurisdiction of     (Commission File  (I.R.S. Employer Identification

         Incorporation)            Number)No.)

2620 Regatta Drive, Suite 102, Las Vegas, Nevada  89128

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (702) 659 8829

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

         CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

         CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2019, BioAdaptives, Inc. (the “Company”) announced changes in its management.

Appointment of Robert W. Ellis, as Company President

On September 11, 2019, Director and Chief Executive Officer,Dr. Edward E.Jacobs, Jr., announced the appointment of Mr. Robert Ellis to the position of President of the Company, replacing Dr. Jacobs, who had been acting as President. Dr. Jacobs continues in his role of Director and CEO. This appointment parallels the Company’s return to an SEC fully-reporting entity.

Biographical Information for Robert Ellis

Robert Ellis brings more than forty years of business management experience to the Company. He has worked extensively in senior positions across a variety of industry disciplines, including aerospace, electronics, communications, and international marketing. Mr. Ellis has been an executive officer in private and public companies, both major entities, start-ups, and emerging entities. He has an Accounting Degree from the University of Illinois, and is a CPA.

On September 18, 2019, the Company announced the appointment of Bruce Colclasure as the President of its new majority owned subsidiary, Livestock Impact, Inc.

Biographical Information for Bruce Colclasure

Bruce Colclasure has more than fifty years’ experience working with livestock and their wellness. He is nationally recognized as an outstanding breeder and trainer of rodeo and show horses. He has numerous national and world championships to his credit, both as a trainer and as a performer, especially known for his work with cutting horses. Mr. Colclasure has worked with the Company for several years, assisting with solutions for livestock nutrition and wellness, using his expertise as an Animal Science and Nutrition major at Panhandle State University in Texas. As a trainer and performer he has worked with some of the world’s finest equine athletes, contributing to more than seventy World Championships. He has shown that the wellness products for horses are equally as effective for cattle, other livestock, and household pets.

On September 24, 2019, the Company announced Appointment of Ron Lambrecht as CFO

On September 24, 2019, the Company appointed Ron Lambrecht as its Chief Financial Officer effective on October 01, 2019. Mr. Lambrecht will report to the Company CEO and to the President.

Biographical Information for Ron Lambrecht

Ron Lambrecht is a successful businessman from Western Montana. He is a CPA and has operated a financial services business for more than 30 years. As a finance participant, he has been involved in a number of technology acquisitions and joint ventures. He graduated from the University of Montana in 1971 with a degree in Accountancy. Mr. Lambrecht is recognized as an expert in the fields of surface mining in addition to oil and gas exploration.

Item 8.01 Other Events.

On September 18, 2019 the Company announced the Formation of Livestock Impact, Inc.

On September 18, 2019, Dr. Jacobs, Director and CEO announced the creation of a new majority-owned subsidiary of the Company, Livestock Impact, Inc. The Subsidiary has been formed to concentrate on developing and marketing nutritional wellness and health products developed by the Company specifically for the livestock industry. Leading the Subsidiary as a Director and the President is Mr. Bruce Colclasure, a well-known and successful livestock nutritionist and trainer of western-discipline horses.

On September 24, 2019, the Company announced the formation of a new operating division, TizHemp

On September 24, 2019, a new operating division within the Company was created to concentrate efforts on the development and marketing of wellness-related hemp-based nutritional products. This Hemp initiative is a natural complement to the Company’s primary line of healthcare products. As a supporter of the health benefits of Hemp, the Company plans to introduce a line of products promoting general health and wellness, including topicals, nutritional powders and an assortment of tea.

Press Release

Attached as Exhibits 99.1,99.2 and 99.3 are copies of press releases from the Company dated September 11, 18 and 24, 2019 reporting Management changes and subsequent events

Item 9.01 Financial Statements and Exhibits

Exhibit Description

99.1 Press Release of BioAdaptives, Inc dated September 11, 2019

99.2 Press Release of BioAdaptives, Inc dated September 18, 2019

99.3 Press Release of BioAdaptives, Inc dated September 24, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2019

BioAdaptives, Inc.

By/s/Edward E. Jacobs, Jr

Edward E. Jacobs, Jr

Director & Chief Executive Officer